Exhibit 99.1

PRIME GROUP REALTY TRUST SIGNS AN AGREEMENT

TO SELL THE COMPANY FOR $7.25 PER SHARE

CHICAGO—(BUSINESS WIRE)—Feb. 17, 2005—Prime Group Realty Trust (NYSE:PGE) (the “Company”), a Chicago-based publicly traded real estate investment trust (REIT), and The Lightstone Group, LLC (“Lightstone”), a New Jersey-based private real estate company, announced today that an affiliate of Lightstone has entered into a definitive merger agreement to acquire the Company. Lightstone will acquire the Company for $7.25 in cash per common share and limited partner unit of the Company’s operating partnership, plus the assumption of the Company’s outstanding debt. The total value of the transaction is approximately $889.4 million, which includes $595.4 million of the Company’s outstanding debt (including a pro rata share of unconsolidated joint venture debt) and the liquidation preference of the Company’s outstanding Series B preferred shares. The Company’s Board has unanimously approved the transaction and intends to recommend it for approval by its common shareholders. The parties expect to close the transaction in the second quarter, or early in the third quarter, of 2005.

The Company’s Series B preferred shares will remain outstanding after the transaction is completed. At the closing of the transaction, all accrued but unpaid distributions on the Company’s Series B shares, plus distributions on the Series B shares for the entire calendar quarter in which the transaction closes, will be paid to the holders of the Series B Shares.

Jeffrey A. Patterson, the Company’s President and Chief Executive Officer, said that, “We are pleased to have entered into an agreement which provides for a purchase price to our common shareholders at a premium of approximately 12.8% over the Company’s 30-day average daily closing price of the common shares through Wednesday, February 16, 2005.” Mr. Patterson continued, “We look forward to promptly closing this transaction with The Lightstone Group.”

David Lichtenstein, Chairman and Principal of The Lightstone Group, commented, “An element of our business strategy is to acquire companies with good management teams and high quality assets in locations that we believe provide opportunities as markets recover. We believe the acquisition of Prime Group Realty Trust fits this strategy.”

Prime Group Realty Trust’s assets include joint venture interests in the RR Donnelley Building at 77 West Wacker Drive and Bank One Center at 131 South Dearborn Street in Chicago’s Central Business District. The Company also owns the landmark IBM Plaza, 180 N. LaSalle Street and 208 S. LaSalle Street properties in the Chicago Central Business District, as well as numerous suburban Chicago office assets.

The closing of the merger agreement is subject to, among other things, a number of customary conditions including the approval by the holders of the Company’s common shares. The transaction is not subject to any financing condition.

Wachovia Securities acted as financial advisor to the Company’s Board of Trustees and Winston & Strawn LLP provided legal advice to the Company. Lightstone was represented by the New York law firm of Herrick, Feinstein LLP.

About The Lightstone Group

The Lightstone Group has become one of the largest residential and commercial owners and operators of real estate in the United States today. Founded in 1988, Lightstone is now ranked among the 25 largest real estate companies in the industry with a diversified portfolio of over 16,000 residential units as well as office, industrial and retail properties totaling approximately 26 million square feet of space in 25 states and Puerto Rico. Headquartered in Lakewood, New Jersey, The Lightstone Group employs over 1,000 professionals and maintains regional offices in New York, Maryland, Virginia and California. The Lightstone Group has embarked on an aggressive acquisition and expansion program throughout the United States, and has acquired in excess of $2 billion in real estate over the past 12 months.

For more information on The Lightstone Group, contact Lightstone’s Lakewood, New Jersey headquarters at (800) 347-4078 or visit www.lightstonegroup.com.

About Prime Group Realty Trust

Prime Group Realty Trust is a fully integrated, self-administered, and self-managed real estate investment trust (REIT) that owns, manages, leases, develops, and redevelops office and industrial real estate, primarily in metropolitan Chicago. The Company owns 11 office properties containing an aggregate of approximately 4.6 million net rentable square feet, one industrial property comprised of approximately 120,000 square feet, three joint-venture interests in office properties totaling 2.8 million net rentable square feet, and approximately 9.3 acres of land suitable for new construction. To learn more, visit the Company’s website at www.pgrt.com.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management’s current views with respect to future events and financial performance. The words, “will be,” “believes,” “expects,” “anticipates,” “estimates,” and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company’s filings with the Securities and Exchange Commission.

In connection with the proposed merger, the Company will file a proxy statement and other materials with the Securities and Exchange Commission. INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The Company and its officers and trustees may be deemed to be “participants” in the solicitation of proxies with respect to the proposed merger. Information regarding such individuals is included in the Company’s proxy statements and Annual Reports on Form 10-K previously filed with the Securities and Exchange Commission and will be included in the proxy statement relating to the proposed merger when it becomes available. Investors may obtain a free copy of the proxy statement and other relevant documents when they become available as well as other material filed with the Securities and Exchange Commission concerning the Company and these individuals at the

Securities and Exchange Commission’s website at http://www.sec.gov. These materials and other documents may also be obtained for free from: Prime Group Realty Trust, 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601, Attn: Investor Relations.

CONTACT:

The Lightstone Group, LLC

David W. Lichtenstein, 800-347-4078

Chairman and Principal

or

Prime Group Realty Trust

Jeffrey A. Patterson, 312-917-1300

President and CEO

or

Media Inquiries for The Lightstone Group:

Beckerman Public Relations

Michael D. Beckerman, 908-781-6420

President

Fax: (908) 781-6422

michael@beckermanpr.com